Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Whitestone REIT on Form S-8 (Nos. 333-156512, 333-191181 and 333-196261), pertaining to the incentive plan of Whitestone REIT and the Registration Statements of Whitestone REIT on Form S-3 (Nos. 333-174608 and 333-182667), pertaining to the dividend reinvestment plan and universal shelf registration statement, respectively, of Whitestone REIT, of our reports dated March 2, 2015, with respect to the consolidated financial statements of Whitestone REIT, and the effectiveness of Whitestone REIT's internal control over financial reporting, each appearing in the Annual Report on Form 10-K of Whitestone REIT for the year ended December 31, 2014.

/s/ PANNELL KERR FORSTER OF TEXAS P.C.

Houston, Texas
March 2, 2015